UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   CONNELLY, THOMAS
   WASHINGTON HOMES, INC.
   1802 BRIGHTSEAT ROAD
   LANDOVER, MD  20785
   USA
2. Issuer Name and Ticker or Trading Symbol
   WASHINGTON HOMES, INC.
   WHI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   JULY 1997
5. If Amendment, Date of Original (Month/Year)
   09/15/97
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |      |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |6.Dir |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |ect   |                           |
                           |      |    | |                  |   |           |  Owned at End     |(D)or |                           |
                           |      |    | |                  | A/|           |  of Issuer's      |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  Fiscal Year      |ect(I)|                           |
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COMMON STOCK (voting)      |10/21/|4*  | |836               |A  |$3.875     |27,836             |D     |
                           |96    |    | |                  |   |           |                   |      |                           |
COMMON STOCK (voting)      |07/31/|I   | |219***            |D  |***        |8,667              |I     |By 401(K) Plan
                           |97    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:

* The reporting person purchased 836 shares of common stock on October 21, 1996, which should have previously been reported on a Form 4.
*** These shares were disposed of during the Fiscal Year under the 401(K) plan at prices ranging from $3.50 to $5.00.


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SIGNATURE OF REPORTING PERSON
/s/ THOMAS CONNELLY
DATE
OCTOBER 10, 1997